Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of September1, 2017, (the “Effective Date”), by and between People’s Utah Bancorp, a Utah corporation (the “Bancorp”); People’s Intermountain Bank, a Utah corporation and wholly owned subsidiary of the Bancorp (the “Bank”) (the Bancorp and the Bank are referred to separately and collectively as the “Company”); and Len E. Williams, an individual (“Executive”).

WHEREAS, the Company wishes to employ Executive and Executive wishes to be employed by the Company; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Company and Executive hereby agree as follows:

1.

Term.  The term of this Agreement (“Term”) and of the employment of Executive hereunder shall commence as of the Effective Date and shall expire on the third anniversary of the Effective Date; provided that on each anniversary of the Effective Date the Term shall automatically be extended for an additional twelve-month period thereafter, unless not less than ninety (90) days prior to the anniversary of the Effective Date either party gives written notice of no further extension in accordance with Section 14 below.  In the event such notice is given, Executive’s employment shall terminate at the close of business on the last day of the then current Term. Notwithstanding the forgoing, this Agreement may be earlier terminated as provided hereinafter.

2.	Employment

(a)Employment; Title; Duties.  The Company hereby agrees to employ Executive, and Executive hereby agrees to be employed by the Company, upon the terms and subject to the conditions set forth in this Agreement.  Upon the retirement of Richard T. Beard, Executive shall serve as Chief Executive Officer and President of the Bancorp and Chief Executive Officer of the Bank.  In the interim period until Mr. Beard’s retirement, Executive shall hold the office of Executive Vice President of the Company and will work with and report to Mr. Beard.  Executive’s duties and responsibilities shall be those that are customary for an executive with such titles and shall be subject to the direction of Mr. Beard until his retirement and, thereafter, the Company’s Boards of Directors (“Boards”) consistent with such titles.

(b)Performance of Duties.  Throughout the term of his employment, Executive shall devote his full time services to the Company and faithfully and diligently perform his duties in conformity with the lawful direction of Mr. Beard until his retirement and, thereafter, the Boards.

(c)Place of Performance.  Executive’s initial place of employment shall be at the Company’s office in American Fork, Utah; provided that Executive may be reasonably required to travel periodically in connection with the performance of his duties.

3.	Compensation

(a)Base Salary.  The Company shall pay to Executive a base salary (“Base Salary”) at the annual rate of Four Hundred Seven Thousand Dollars ($407,000).  The Base Salary shall be payable in equal installments in accordance with the Company’s customary pay schedule and shall be subject to such adjustments as the Boards shall determine from time to time.

(b)Annual Incentive Bonus.   In addition to the Base Salary, during the Term, the Company shall pay to Executive a discretionary annual incentive bonus (“Bonus”), depending upon Executive’s performance and the Company’s profitability.  The Bonus shall be based on achievement of performance criteria in an incentive plan approved annually by the Company’s Compensation Committee.  The amount of the Bonus will range as a percentage of Base Salary equal to a minimum of twenty percent (20%), a target of forty percent (40%) and  a maximum of sixty percent (60%) of Base Salary.  The annual Bonus shall be paid in a single sum no later than March 15 of the year following the calendar year in which earned or, if later, thirty (30) days following the date on which the Bonus is no longer subject to a substantial risk of forfeiture.

(c)Long-term Incentives.  In addition to the annual Bonus, the Executive shall be entitled to long-term incentives (“LTI”) in the form of equity grants, as approved by the Company’s Compensation Committee and the Bancorp Board.  On or immediately after the Effective Date, the Company’s Compensation Committee shall recommend to the Bancorp Board that, at its next meeting following the Effective Date, the Board approve an LTI award consisting of 9,600 restricted stock units (“RSU”). The RSU’s will vest over a period of three (3) years (i.e., one-third each year on date of grant anniversary).  Future LTI grants are subject to Board approval and based on performance targets ranging from a minimum of fifteen percent (15%), a target of thirty percent (30%) and a maximum of forty-five percent (45%) of Base Salary.  Any grants of Incentive Stock Options (“ISOs”) will be valued based on calculations using the Black-Scholes formula.  The ISOs will be exercisable for a period of up to 10 years from the date of grant at an exercise price equal to the closing price quoted on Nasdaq on the grant date (or if the grant date is not a trading day, then on the last trading day before the grant date).  LTI grants shall be made in accordance with and pursuant to the People’s Utah Bancorp 2014 Incentive Plan.  Anything else to the contrary notwithstanding, all RSUs and ISOs granted to the Executive will be fully vested upon his death, Disability or retirement from the Company on or after age 65.  The Executive agrees to comply with any applicable Bancorp stock ownership and retention policies, guidelines or agreements.

(d)Expenses.  Subject to such policies as may, from time to time, be established by the Boards, the Company shall pay or reimburse Executive for all reasonable expenses actually incurred or paid by Executive with respect to education (e.g., seminars), dues for professional organizations and in the performance of Executive’s duties under this Agreement, upon presentation of expense statements or vouchers or such other supporting information as the Company may reasonably require.  The Company shall pay to Executive a moving expense allowance of Twenty-five Thousand Dollars ($25,000) promptly following the Effective Date.  Any expense reimbursement shall be made no later than March 15th of the year following the year in which the expense is incurred (as required by Section 409A of the Code).

4.Benefits.  Executive shall be eligible to participate in all employee benefit plans including, but not limited to: bonus; retirement; medical, dental, life and other insurance; vacation (i.e., twenty (20) days per year); personal/sick leave; holiday; and other benefit plans that are provided by the Company to its senior management personnel, in accordance with their terms as in effect from time to time.  The Company shall furnish Executive with a Company-owned automobile, including the cost of insurance, maintenance and gasoline.

5.	Severance and Other Payments upon Termination of Employment

(a)Termination for Good Reason or Without Cause.  Except as provided in Section 5(c) below, if Executive terminates his employment with the Company for Good Reason (as defined below), or if the Company terminates Executive’s employment with the Company without Cause (as defined below), then the Company will pay to Executive severance payments of his then Base Salary and minimum (20%) annual bonus for eighteen (18) months following such termination.  Such severance pay and bonus shall be paid at the same time such Base Salary and annual bonus would have been paid to Executive in accordance with its customary pay schedule had his employment not been terminated.  In addition, the Company shall be required to pay Executive any salary, bonus, benefits, and vacation time that Executive has earned on and through the date of such termination.

(b)Termination Without Good Reason or For Cause.  If Executive terminates his employment with the Company without Good Reason, or if the Company terminates Executive’s employment for Cause, then Executive shall receive any salary, bonus, benefits, and vacation time that Executive has earned on and through the date of such termination but shall not be entitled to receive any severance payment.  If Executive’s employment is suspended pending the final determination of Cause pursuant to Section 5(f), such suspension shall be with pay.

(c)Termination following Change of Control. If the Company terminates Executive’s employment without Cause during the twelve (12) month period following a Change of Control, then the Company shall pay to Executive severance payments of his then Base Salary and minimum (20%) annual bonus for twelve (12) months following such termination.  Such severance pay and bonus shall be paid at the same time such Base Salary and annual bonus would have been paid to Executive in accordance with its customary pay schedule had his employment not been terminated.

(d)Death.  If Executive’s employment is terminated because of Executive’s death, then his estate shall be entitled to receive any salary, bonus, benefits, and vacation time that Executive has earned on and through the date of such termination plus any death benefits under the Company’s employee benefit insurance plan.

(e)Disability.  If the Company terminates Executive’s employment on account of his Disability, then Executive shall be entitled to receive any salary, bonus, benefits, and vacation time that Executive has earned on and through the date of such termination; provided that Executive receives disability benefits under the Company disability insurance employee benefit plan.

(f)Definitions.  For purposes of this Section 5, the following terms shall be defined as follows:

“Cause” means: (i) Executive’s failure to substantially perform his duties for any reason; (ii) Executive’s gross misconduct or gross negligence which causes substantial harm to the Company; (iii) Executive’s conviction, plea of guilty or nolo contendere of a felony or an act of moral turpitude; or (iv) Executive’s breach of any material term of this Agreement.  No act or omission under clauses (i), (ii) or (iv) shall constitute Cause unless the Boards provide to Executive (A) a written notice that clearly and fully describes the particular acts or omissions which the Boards reasonably believe in good faith constitute Cause, and (B) an opportunity, within fifteen (15) days following his receipt of such notice, to meet in person with the Boards to explain or defend the alleged acts or omissions relied upon by the Boards and, to the extent practicable, to cure such acts or omissions.

“Change of Control” shall mean a change in ownership of the stock, assets or business of the Company resulting from one or more of the following circumstances: (i) the Company enters into an agreement of reorganization, merger or consolidation  pursuant to which the Company or a subsidiary of the Company is not the surviving corporation; (ii) the Company sells substantially all of its assets to a purchaser other than a subsidiary of the Company; or (iii) shares of the Company representing in excess of fifty percent (50%) of the total combined voting power of all outstanding classes of stock of the Company are acquired in one transaction or a series of related transactions, by a single purchaser or a group of related purchasers.  A “Change of Control” shall be deemed to occur on the actual date on which any of the foregoing circumstances shall occur.

“Disability” shall be deemed to occur if Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period as allowed under an accident and health plan covering the Company.

“Good Reason” means: (i) any material breach by the Company of this Agreement;  (ii) either (A) a material diminution of Executive’s duties and responsibilities that are inconsistent with his status as an officer of the Company, holding the title, office, and responsibilities that are set forth in this Agreement or (B) the removal of Executive from the title, office, duties, or responsibilities set forth in this Agreement; (iii) relocation or any attempted relocation of Executive beyond a 50 mile radius of the current offices of the Company in American Fork, Utah; or (iv) Executive’s Base Salary is decreased by the Company.  The occurrence of any of the events described in (i) through (iv) immediately above will not constitute Good Reason, unless Executive gives the Company written notice, within fifteen (15) calendar days after Executive knew of the occurrence of such event, that such event constitutes Good Reason, and the Company thereafter fails to cure the event within fifteen (15) days after receipt of such notice.

6.

Confidential Information.  Executive acknowledges that the Confidential Information (as defined below) relating to the business of the Company or any of its Affiliates (as defined below) which Executive has obtained or will obtain during the course of his employment with the Company and his performance under this Agreement are the property of the Company or such Affiliate, as the case may be.  Executive agrees that he will not disclose or use at any time, either during or after the termination of his employment, any Confidential Information, other than in the ordinary course of business and pursuant to Company policy, without the written consent of the Boards.  Executive agrees to deliver to the Company upon the termination of his employment, or at any other time that the Company may request, all memoranda, notes, plans, records, diskettes, tapes and other storage media, documentation and other materials (and copies thereof) containing Confidential Information relating to the business of the Company, no matter where such material is located and no matter what form the material may be in, which Executive may then possess or have under his control.  If requested by the Company, Executive shall provide to the Company written confirmation that all such materials have been delivered to the Company or have been destroyed.  Executive shall take all appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft.

“Confidential Information” shall mean trade secrets, confidential or proprietary information and all other knowledge, know-how, information, documents or materials owned, developed or possessed by the Company or any of its Affiliates, whether in tangible or intangible form, pertaining to the business of the Company or any of its Affiliates or any customer, known or intended to be known only to employees of the Company or other persons in a confidential relationship with the Company or any of its Affiliates or the confidentiality of which the Company or such Affiliate takes reasonable measures to protect, including, but not limited to, research and development operations, formulas, systems, data bases, computer programs and software, designs, models, operating procedures, knowledge of the organization, products (including prices, costs, sales or content), processes, techniques, machinery, contracts, financial information or measures, business methods, future business plans, customers (including identities of customers and prospective customers, identities of individual contracts at business entities which are customers or prospective customers, preferences, businesses or habits), business relationships, and other information owned, developed or possessed by the Company; provided, however, that Confidential Information shall not include information that shall become generally known to the public without violation of this Section 6.

7.

Ownership.  Executive acknowledges that all developments, including, without limitation, inventions, patentable or otherwise, formulas, discoveries, improvements, patents, trade secrets, designs, works, reports, computer software, flow charts and diagrams, procedures, data, documentation and writings and applications thereof relating to the past, present or future business of the Company that, alone or jointly with others, Executive may discover, conceive, create, make, develop, reduce to practice or acquire in the course of his employment with the Company (collectively, the “Developments”) are works made for hire and shall remain the sole and exclusive property of the Company and Executive hereby assigns to the Company all of his right, title and interest in and to all such Developments.  Executive agrees to promptly and fully disclose all future Developments to the Company and, at any time upon request and at the expense of the Company, execute, acknowledge and deliver to the Company all instruments that the company shall prepare, give evidence, and take all other actions that are necessary or desirable in the reasonable opinion of the Company to enable the Company to file and prosecute applications for and to acquire, maintain and enforce all letters patent, trademark registrations or copyrights covering the Developments in all countries in which the same are deemed necessary by the Company.  All memoranda, notes, lists, drawings, records, files, computer tapes, programs, software, source and programming narratives and other documentation (and all copies thereof) made or compiled by Executive or made available to Executive concerning the Developments or otherwise concerning the past, present or planned business of the Company shall be the property of the Company and shall be delivered to the Company promptly upon the termination of Executive’s employment with the Company.

8.

Non-Competition Agreement.  Executive acknowledges that his services are of a special value to the Company and that he has access to the Company’s trade secrets, Confidential Information and strategic plans of the most valuable nature.  Accordingly, Executive agrees that during his employment and for a one-year period following the termination of his employment with the Company, Executive shall not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the businesses of the Company as such businesses existed or were in process of development at such time or at any time during the preceding two-year period.  For purposes of this Section 9, the current business of the Company involves banking and financial services.  Executive acknowledges that the Company currently serves customers throughout the states of Utah and Idaho and agrees not to compete with the Company in the states of Utah and Idaho and any other state in which the Company is doing business during the one-year period for non-competition.

In addition, during his employment and the one-year period following the Executive’s termination of employment with the Company for any reason, Executive shall not: (i) induce or attempt to induce any employee of the Company or any entity controlled by or in common ownership with the Company (“Affiliates”) to leave the employ of the Company or such Affiliate, or in any way interfere with the relationship between the Company or any of its Affiliates and any employee thereof; (ii) hire directly or through another entity any person who was an employee of the Company or any of its Affiliates at any time during the six month period preceding termination of his employment with the Company; (iii) approach any such employee for any of the foregoing purposes; (iv) induce or attempt to induce any distributor, customer, supplier, licensee or other business relation of the Company or any of its Affiliates to cease doing business with the Company or any of its Affiliates, as the case may be, or in any way interfere with the relationship between any such distributor, customer, supplier, licensee or business relation and the Company or any of its Affiliates; or (v) authorize or assist in the taking of any of the foregoing actions by any third party.

If any court of competent jurisdiction shall determine any of the foregoing covenants to be unenforceable with respect to the term thereof or the scope of the subject matter or geography covered thereby, such remaining covenants shall nonetheless be enforceable by such court against such other party or parties or upon such shorter term or within such lesser scope as may be determined by the court to be enforceable.  If the scope of any restriction contained in this Section 8 is too broad to permit enforcement of such restriction to its full extent, then such restriction shall be enforced to the maximum extent permitted by law, and the Executive hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

Because Executive has access to Confidential Information and strategic plans of the Company of the most valuable nature, the parties agree that the covenants contained in this Section 8 are necessary to protect the value of the business of the Company and that a breach of any such covenant may result in irreparable and continuing damage for which there would be no adequate remedy at law.  The parties agree therefore that in the event of a breach or threatened breach of this Agreement, the Company may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof.

Executive understands that the provisions of Section 8 may limit his ability to earn a livelihood in a business similar to the business of the Company, but nevertheless believes that he will receive sufficiently high remuneration and other benefits hereunder to justify the restrictions contained in such provisions which, given his education, skills, abilities and financial resources, he does not believe would prevent him from earning a living.

9.

Assignability.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in the case of Executive), and permitted assigns.  No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company, except that such rights or obligations may be assigned or transferred: (i) to an Affiliate of the Company; or (ii) pursuant to a merger or consolidation in which the Company is not the continuing or surviving entity, or the sale or liquidation of all or substantially all of the assets of the Company to one or more entities that have the financial and other ability to perform the Company’s obligations under this Agreement; provided, however, that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company under this Agreement, either contractually or as a matter of law.  No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than his rights to compensation and benefits which, to the extent permitted under applicable laws, shall be assignable by written notice to the Company of such assignment.

10.

Entire Agreement.  This Agreement contains the entire understanding and agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto.

11.

Amendment or Waiver.  No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by Executive and an authorized officer of the Company (other than Executive).  No waiver by either party of any breach by the other party of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time.  Any such waiver must be in writing and signed by the party granting the waiver, Executive or an authorized officer of the Company (other than Executive), as the case may be.

12.

Severability.  In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

13.

Governing Law and Venue.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of Utah, excluding the provisions relating to conflicts of law.  Any dispute between the parties shall be heard in the state or federal courts located in the State of Utah, and each party hereby submits to the exclusive jurisdiction of such courts for such disputes and agrees not to argue that such courts are not an inconvenient forum for such dispute.

14.	Notices. Any notice given to a party shall be in writing and shall be deemed to have been given when delivered personally or by courier, or upon receipt if sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently give such notice of:

If to the Company:People’s Utah Bancorp

People’s Intermountain Bank

1 East Main Street

American Fork, Utah 84003

If to Executive:Len E. Williams

3052 North Snow Canyon Parkway, Unit 67

St. George, Utah 84770

15.

Section 409A.  This Agreement is intended to comply with the requirements of Section 409A of the Code, and shall be interpreted and construed consistently with such intent.  For purposes of this Agreement, a termination of employment shall be determined consistent with the rules relating to a “separation from service” as defined in Section 409A of the Code.  In the event at the time of his termination of  employment, the Company is a publicly traded corporation and Executive is a “specified employee” within the meaning of Section 409A, any payments of deferred compensation subject to Section 409A which are payable to Executive shall not be paid until the earlier of (i) the expiration of the six (6) month period measured from Executive’s separation from service from the Company or (ii) the date of Executive’s death following such separation from service.  The first payment of such deferred compensation shall include a catch-up payment covering amounts that would otherwise have been paid but for the application of this Section 15.  The balance of any installment payments shall be payable in accordance with their original schedule. Payment pursuant to this Section 15 are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.  In the event the terms of this Agreement would subject Executive to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and Executive shall cooperate diligently to amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible.

16.	Financial Restrictions.

(a)      Temporary Suspension or Prohibition.  If the Executive is suspended and/or temporarily prohibited from participating in the conduct of the Company’s affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (“FDIA”), 12 U.S.C. Section 1818(e)(3) and (g)(1),  the Company’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Company may in its discretion (i) pay the Executive all or part of the compensation withheld while its obligations under this Agreement were suspended and (ii) reinstate in whole or in part any of its obligations which were suspended.

(b)     Permanent Suspension or Prohibition.  If the Executive is removed and/or permanently prohibited from participating in the conduct of the Company’s affairs by an order issued under Section 8(e)(4) or (g)(1) of the FDIA, 12 U.S.C. Section 1818(e)(4) and (g)(1), all obligations of the Company under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(c)     Default of the Company.  If the Company is in default (as defined in Section 3(x)(1) of the FDIA), all obligations under this Agreement shall terminate as of the date of default, but this provision shall not affect any vested rights of the contracting parties.

(d)     Termination by Regulators.  All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Company: (i) at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Company under the authority contained in Section 13(c) of the FDIA; or (ii) by the FDIC or the Federal Reserve, at the time either agency approves a supervisory merger to resolve problems related to operation of the Company.  Any rights of the parties that have already vested, however, shall not be affected by any such action.

(e)     Further Reductions.  Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder.

(f)     Joint Liability.  The Company (i.e., Bancorp and Bank) shall be jointly and severally liable for all obligations under this Agreement.

17.	Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.
18.	Counterparts. This Agreement may be executed in counterparts, and such counterparts shall be considered as part of one agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement this 26 day of April, 2017.

PEOPLE’S UTAH BANCORP

By:  /s/ Richard T. Beard

    Its:       Chief Executive Officer

PEOPLE’S INTERMOUNTAIN BANK

By:  /s/ Richard T. Beard

    Its:       Chief Executive Officer

LEN E. WILLIAMS

       /s/ Len E. Williams